CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      FAIR, ISAAC AND COMPANY, INCORPORATED

     FAIR,  ISAAC  AND  COMPANY,   INCORPORATED,  a  Delaware  corporation  (the
"Corporation"), does hereby certify:

     First: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Article 4. (a) and inserting the following in lieu thereof:

     "4. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred one million (101,000,000), of which one million (1,000,000) shares shall be Preferred Stock of the par value of $.01 per share, and one hundred million (100,000,000) shares shall be Common Stock of the par value of $.01 per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) if the increase or decrease is approved by the holders of a majority of the shares of Common Stock, without the vote of the holders of the shares of Preferred Stock or any series thereof, unless any such Preferred holders are entitled to vote thereon pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Certificate of Incorporation, the only stockholder approval required shall be that of a majority of the combined voting power of the Common and Preferred Stock so entitled to vote."

     Second: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by THOMAS G. GRUDNOWSKI, its President, and attested by ANDREA M. FIKE, its Secretary, on this 7th day of February, 2002.


                                     /s/ Thomas G. Grudnowski
                                     -------------------------------------------
                                                THOMAS G. GRUDNOWSKI
                                                      President

                                     ATTEST:


                                     /s/ Andrea M. Fike
                                     -------------------------------------------
                                                   ANDREA M. FIKE
                                                      Secretary